Exhibit 107

Calculation of Filing Fee Tables

Form F-10

(Form Type)

NexGen Energy Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Unallocated (Universal) Shelf	Common Shares, Warrants, Debt Securities, Convertible Securities, Subscription Receipts and Units (1)	457(o)	$388,900,000(2)	(3)	$388,900,000(3)	$0.0000927	$36,052

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$388,900,000		$36,052

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$36,052

(1)

The common shares include certain share purchase rights (the “Rights”) issued pursuant to that certain Amended and Restated Shareholder Rights Agreement between the Company and Computershare Investor Services Inc., as rights agent (the “Rights Plan”). Until the occurrence of certain events specified in the Rights Plan, none of which have occurred as of the filing of this Registration Statement, the Rights are not exercisable, are evidenced only by the certificates for common shares, if any, and will be transferred along with and only with, and are not severable from, the common shares. The value attributable to the Rights, if any, is reflected in the market price of the common shares. No separate consideration will be payable for the Rights.

(2)

There are being registered under this registration statement such indeterminate number of common shares, warrants, subscription receipts or debt securities of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price not to exceed US$388,900,000, which amount represents the U.S. dollar value of a proposed maximum aggregate initial offering price of Cdn.$500,000,000, as calculated based on the Bank of Canada daily average rate of US$0.7778 = Cdn.$1.00 on August 2, 2022. The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.